EXHIBIT 99.1

Caraco Announces Stockholder Approval of Merger Agreement
with Sun Pharma and Consummation of the Merger

Detroit, June 14, 2011 / PPR Newswire via COMTEX/--Caraco Pharmaceutical Laboratories Ltd. (NYSE Amex: CPD)(Caraco) announced that at a special meeting of stockholders held on June 14, 2011, Caraco’s stockholders voted to approve and adopt the previously announced merger agreement by and among Sun Pharmaceutical Industries Limited (“Sun Pharma”), Sun Pharma Global, Inc. (“Sun Global”), Sun Laboratories, Inc. (“Sun Laboratories”) and Caraco dated as of February 21, 2011.  Immediately following the special meeting, on June 14, 2011, pursuant to the terms of the merger agreement Sun Laboratories was merged with and into Caraco with Caraco as the surviving corporation and each share of common stock of Caraco issued and outstanding  immediately prior to the merger (other than shares held by Sun Pharma and Sun Global, and shares held by dissenting stockholders) was converted into the right to receive merger consideration of $5.25 in cash, without interest and subject to any applicable withholding taxes.  Caraco’s common stock will be delisted from the NYSE Amex as of the close of trading on June 14, 2011 and deregistered under the Securities Exchange Act of 1934, as amended.

Caraco’s stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Caraco common stock in exchange for the merger consideration.  Stockholders of record should wait to receive a letter of transmittal before surrendering their shares.

Detroit-based Caraco develops, markets and distributes generic pharmaceuticals to the nation’s largest wholesalers, distributors, drug store chains and manage care providers.